Exhibit 99.7

Diodes Incorporated
                             FOR IMMEDIATE RELEASE

Diodes Incorporated Recognized as Supplier of the Year by Honeywell's
 System Sensor Division

Westlake Village,  California - February 18, 2003 - Diodes Incorporated (Nasdaq:
DIOD) a leading manufacturer and supplier of high-quality discrete semiconductors, announced that it has been recognized as System Sensor's Supplier of the Year.

For the past seven years, System Sensor, a division of Honeywell, Inc. and a global manufacturer of fire detection and notification devices, has granted the award to encourage supplier improvements and provide recognition. For 2002, Diodes received the highest rating of System Sensor's suppliers based on four key measurements: quality, on-time delivery, supplier inventory turns and service.

Diodes Incorporated provides System Sensor with a variety of discrete semiconductor products, primarily through a consignment program in North America. The Company also supplies devices to System Sensor through a direct sales program in Asia.

Rhea Van Blake, Global Commodity Manager - Semiconductors, Honeywell Automation & Control Solutions commented, "System Sensor is committed to providing the highest quality products along with superior service and support. We recognize the importance of aligning ourselves with suppliers who share these values and feel that it is important to recognize those suppliers who have achieved our highest ratings for quality, on-time delivery, supplier inventory turns, and service. We are pleased to recognize Diodes Incorporated as supplier of the year for 2002.

"We are gratified to receive this recognition from System Sensor," said Mark King, Vice President of Sales and Marketing at Diodes Incorporated. "This award is a validation of our strategy and commitment to deliver high quality, innovative products with the highest levels of service. Our vendor managed inventory programs have enabled us to help customers realize their goals of lower transaction cost, high inventory turnover, and consistent supply. System Sensor was one of the first to recognize the benefits of a consigned inventory program and worked with us to develop this very successful model."

"These programs combined with Diodes, Inc.'s extensive geographic reach enables us to achieve shorter lead times on orders, as well as better service and support to our customers. We look forward to expanding our relationship with System Sensor and are working toward implementation of our successful consignment program in both Europe and Asia."

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, industrial, consumer electronics and automotive markets. The Company operates three Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China's manufacturing focus is on subminiature surface-mount devices destined for wireless devices, notebook, flat panel display, digital camera, mobile handset, set top box, DC to DC conversion, and automotive applications, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales warehouse and logistics functions. The Company's 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

                  Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.


Source:  Diodes Incorporated
CONTACT:  Crocker Coulson, Partner, Coffin Communications Group;
(818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes Incorporated; (805) 446-4800 Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent to Investor Relations, Diodes Incorporated, 3050 E. Hillcrest Drive, Westlake Village, CA 91362, or they may be e-mailed to: diodes-fin@diodes.com.

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